EXHIBIT 22

                    SUBSIDIARIES OF WELLINGTON HALL, LIMITED

   Name of Subsidiary                         Jurisdiction of Incorporation
   ------------------                         -----------------------------

1. Wellington Hall Caribbean Corporation      North Carolina

2. Muebles Wellington Hall, S.A.              Honduras, Central America

     Both of the above-listed subsidiaries do business under their full corporate names.

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